UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Fair Isaac Corporation

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FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 3, 2009,
AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Tuesday, February 3, 2009

PLACE	Offices of Fair Isaac Corporation 200 Smith Ranch Road San Rafael, California

ITEMS OF BUSINESS	1. To elect ten directors to serve until the 2010 Annual Meeting and thereafter until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on December 8, 2008. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least ten days prior to the Annual Meeting at our offices at 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota.

ANNUAL REPORT	Our 2008 Annual Report on Form 10-K accompanies this proxy statement.

VOTING	Your Vote is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING	Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina
Senior Vice President, General Counsel and Secretary

January 5, 2009

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Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota 55402-3232

Proxy Statement

ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on Tuesday, February 3, 2009, because you were a stockholder of Fair Isaac Corporation (“Fair Isaac,” “the Company,” “we,” “our,” “us”) at the close of business on December 8, 2008, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about January 8, 2009. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services (“Mellon”), you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

What am I voting on?

•	Election of ten directors: A. George Battle; Nicholas F. Graziano; Mark N. Greene; Alex W. Hart; James D. Kirsner; William J. Lansing; Allan Z. Loren; John S. McFarlane; Margaret L. Taylor; and Duane E. White;

•	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending September 30, 2009; and

•	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2009.

What is the voting requirement to elect the directors?

A plurality of the votes cast is required for the election of each of the ten nominees for director.

What is the voting requirement to ratify the appointment of Deloitte?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2009. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker nonvotes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker nonvotes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. Because you may cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected.

How do I cumulate my votes in the election of directors?

You are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected. You may cast all of your votes for a single nominee or apportion your votes among any two or more nominees. However, no stockholder may cumulate votes unless the name or names of the candidate or candidates for whom votes are cast have been placed in nomination prior to the voting, and the stockholder has given notice at the Annual Meeting prior to the voting of the stockholder’s intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination.

You may withhold votes from any or all nominees. Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the Company.

How do I vote?

You may vote using any of the following methods:

•	Proxy card. Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors and the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2009.

•	By telephone or the Internet. The telephone and Internet voting procedures we established for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•	In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of Fair Isaac;

•	Submitting a new, proper proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of Mellon will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date, 48,478,054 shares of Fair Isaac Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, or by faxing your request to 612-758-6002. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What are Fair Isaac’s costs associated with this proxy solicitation?

We have hired Georgeson Shareholder Communications, Inc. to assist in the distribution of Proxy Material and solicitation of votes for $8,000 plus reasonable out-of-pocket expenses. Fair Isaac employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock.

How can I obtain the Company’s corporate governance information?

The following Fair Isaac corporate governance documents are available on our website at www.fairisaac.com on the “Investors” page and are also available in print and free of charge, to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee, Governance, Nominating and Executive Committee, and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

The Company is listed on the New York Stock Exchange (“NYSE”). As an NYSE-listed company, our Chief Executive Officer must certify annually that he is not aware of any violation by the Company of NYSE corporate governance listing standards as of the date of that certification. The most recent Chief Executive Officer’s certification was filed with the NYSE on March 17, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Do any stockholders own more than five percent of Fair Isaac’s stock?

Yes. As of November 30, 2008, publicly available information indicated that certain stockholders were beneficial owners of more than five percent of the outstanding shares of our Common Stock. The information in the table below the following question is as reported in their filings with the Securities and Exchange Commission (“SEC”). We are not aware of any other beneficial owner of more than five percent of our Common Stock.

What is the security ownership of directors and executive officers?

In addition to the information described in the preceding question, the following table sets forth the beneficial ownership of our Common Stock as of November 30, 2008, for each director and nominee for director, each executive officer named in the Summary Compensation Table below, and by all directors, nominees and executive officers of the Company as a group.

Directors, Nominees, Executive Officers	Beneficial Ownership[1]
and 5% Stockholders	Number	Percent[2]

Southeastern Asset Management, Inc.[3]	7,178,400	14.8%
6410 Poplar Avenue Suite 900 Memphis, TN 38119
Barclays Global Investors[3]	2,937,713	6.1%
45 Fremont Street San Francisco, CA 94105
Sandell Asset Management Corp.[3]	2,874,000	5.9%
40 West 57th Street 26th Floor New York, NY 10020
FMR Corp.[3]	2,608,726	5.4%
82 Devonshire Street Boston, MA 02109
Charles Osborne[4]	405,662	*
A. George Battle[5]	218,010	*
Michael Campbell[6]	209,704	*
Tony Christianson[7]	198,386	*
Richard Deal[8]	200,587	*
Margaret Taylor[9]	151,766	*
Alex Hart[10]	135,991	*
Guy Henshaw[11]	131,940	*
Mark Greene[12]	69,511	*
William Lansing[13]	48,395	*
James Kirsner[14]	38,975	*

Directors, Nominees, Executive Officers	Beneficial Ownership[1]
and 5% Stockholders	Number	Percent[2]

Mark Scadina[15]	35,998	*
Allan Loren[16]	1,584	*
Nicholas Graziano	—	—
John McFarlane[17]	1,000	*
Duane White	—	—
All executive officers, directors and nominees as a group (20 persons)[18]	2,045,506	4.2%

*	Represents holdings of less than 1%.

[1]	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

[2]	If the named person holds stock options exercisable on or prior to January 29, 2009, or restricted stock units that will vest on or prior to January 29, 2009, the shares underlying those options or restricted stock units are included in the number for such person. Shares deemed issued to a holder of stock options or restricted stock units pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

[3]	Information as to this person (including affiliated entities) is based on the report on the Form 13F filed by this person as of September 30, 2008. The Company has no current information concerning this person’s voting or dispositive power with respect to the shares reported in the table, except with respect to Sandell Asset Management Corp., which has orally confirmed that its holdings as of November 30, 2008 are as indicated.

[4]	Includes options to purchase 373,751 shares and restricted stock units representing 5,000 shares.

[5]	Includes options to purchase 177,000 shares. Also includes 8,388 shares held by Mr. Battle’s adult son and includes 4,000 shares held by his adult daughter, neither of whom share Mr. Battle’s household. Mr. Battle disclaims beneficial ownership of the shares held by his son and daughter.

[6]	Includes options to purchase 205,000 shares.

[7]	Includes options to purchase 177,011 shares. Mr. Christianson claims beneficial ownership of the options. Also includes 21,375 shares held by Adam Smith Growth Partners (“ASGP”). Mr. Christianson disclaims beneficial ownership of the shares held by ASGP, except for his own pecuniary interest in those common shares. Mr. Christianson is Chairman of Adam Smith Companies, the General Partner of ASGP.

[8]	Includes options to purchase 183,812 shares and restricted stock units representing 4,167 shares.

[9]	Includes options to purchase 139,766 shares.

[10]	Includes options to purchase 123,991 shares.

[11]	Includes options to purchase 89,375 shares.

[12]	Includes options to purchase 59,375 shares and restricted stock units representing 3,125 shares.

[13]	Includes options to purchase 35,395 shares

[14]	Includes options to purchase 18,750 shares. All of Mr. Kirsner’s shares are held by the Kirsner Family Trust.

[15]	Includes options to purchase 26,250 shares and restricted stock units representing 834 shares.

[16]	Represents options to purchase 1,584 shares.

[17]	Represents shares acquired on the open market on December 12, 2008.

[18]	Includes the shares in notes 4 thru 17 above, including a total of 1,807,356 shares subject to options exercisable or restricted stock units scheduled to vest on or prior to January 29, 2009, by all the persons in the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the Company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the SEC showing their holdings of and transactions in the Company’s securities. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on the information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

How many directors are being elected this year?

Our Bylaws specify that the Board of Directors will establish by vote how many directors will serve on the Board. The Board of Directors has set the number of directors at ten, each of whom is up for election each year.

How are directors elected?

Directors are elected by a plurality of the votes cast by the stockholders at a meeting at which a quorum is present. Plurality means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvotes or otherwise) have no impact on the election of directors.

What is the length of the term?

Each director is elected for a one year term, or until a replacement who duly meets all requirements is duly elected.

How are nominees selected?

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.fairisaac.com. All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board voted unanimously to designate them as nominees for election at the Annual Meeting. All of the nominees are presently serving on our Board, except Mr. McFarlane and Mr. White, who are new nominees for the Board.

Why are there two new nominees for the Board?

Pursuant to an agreement between the Company and certain stockholders of the Company that are affiliated with Sandell Asset Management Corp. (collectively, the “Sandell Group”), the Company agreed to propose four director nominees — new director nominees John McFarlane and Duane White, and current directors Nicholas Graziano (who is affiliated with the Sandell Group) and Allan Loren (collectively, the “Agreed Nominees”) — in addition to the other six current directors being nominated for election to the Board. Pursuant to such agreement, the Sandell Group will cause all shares of the Company’s Common Stock beneficially owned by it to be present at the Annual Meeting and voted in favor of the Agreed Nominees and the other six current members of the Board who stand for reelection and are recommended by the Board. The agreement also provides that if the Sandell Group’s beneficial ownership of the Company’s Common Stock becomes less than three percent of the Company’s outstanding shares as a result of Sandell Group transfers, then upon a majority vote of the Board (excluding the Agreed Nominees), each of Mr. Graziano, Mr. Loren and Mr. McFarlane shall immediately tender their resignations from the Board. In addition, if during his term as a director Mr. Graziano ceases to be associated with the Sandell Group, he may be replaced by a designee of the Sandell Group who is reasonably acceptable to the Board.

The agreement with the Sandell Group also contains certain restrictions on the Sandell Group, which generally terminate eighty days prior to the date of the Company’s 2010 Annual Meeting (the “Standstill Period”). During the Standstill Period, the Sandell Group is restricted from increasing its investment in the Company above ten percent of the Company’s outstanding shares of Common Stock. During the Standstill Period, the Sandell Group is also restricted, subject to certain limited exceptions, from activities with respect to: (i) influence or control of Company management or obtaining Board representation, engaging in activities in opposition to the Board recommendations or submitting any proposal or director nomination to the Company’s stockholders, or soliciting, encouraging or in any way participating in the solicitation of any proxies with respect to any voting securities of the Company; (ii) participation in any “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 other than the Sandell Group; (iii) public disparagement of any member of the Board or Company management; and (iv) certain transfers of Company common stock without the prior written consent of the Company.

Are stockholders able to nominate director candidates?

Yes. Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the Fair Isaac Corporate Secretary. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•	Class, series and number of shares of Fair Isaac beneficially owned;

•	A statement of the person’s citizenship; and

•	Any other information that must be disclosed about nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder:

•	The name and address, as they appear in our records, and

•	The class, series and number of shares of Fair Isaac beneficially owned.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held on a date other than the first Tuesday of February, or the next business day, if such Tuesday is a legal holiday, and less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, in order for notice by the stockholder to be considered timely, it must be received no later than the earlier of (a) the close of business on the 10th day following the date on which notice of the date of the scheduled Annual Meeting was mailed or such public disclosure was made, whichever occurs first, or (b) two days prior to the date of the scheduled Annual Meeting.

What happens if a nominee becomes unavailable to serve once placed on the ballot?

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors, unless either they are directed by the proxy to do otherwise or the Board of Directors instead reduces the number of directors.

Director Nominees

The following persons have been nominated for election as directors:

A. George Battle.  Director since August 1996 and Chair of the Board of Directors since February 2002; Chair of the Governance, Nominating and Executive Committee; Age 64.

From January 2004 through August 1, 2005, Mr. Battle served as Executive Chairman of Ask Jeeves, Inc., a provider of information search and retrieval services. From December 2000 until January 2004, Mr. Battle served as Chief Executive Officer of Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner of Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle’s last position at Andersen Consulting was Managing Partner, Market Development, responsible for Andersen Consulting’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director of the following public companies in addition to Fair Isaac: Netflix Inc., Advent Software, Inc., and Expedia, Inc. He is also a director of the Masters Select family of funds. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Nicholas F. Graziano.  Director since February 2008; Member of the Audit Committee; Age 36.

Since September 2006, Mr. Graziano has been a Managing Director of Sandell Asset Management Corp., an investment manager. From February 2004 to July 2006, Mr. Graziano was an investment analyst with Icahn Associates Corp, the primary investment vehicle of Carl Icahn including Icahn Partners, a multi-billion dollar global hedge fund. From February 2002 to February 2004, Mr. Graziano was an analyst with March Partners LLC, a global event-driven hedge fund. From May 1999 to May 2000, and from September 2000 to October 2001, Mr. Graziano was employed as a Vice President in the Investment Banking Department of Thomas Weisel Partners, an investment bank. From May 2000 to September 2000, Mr. Graziano was Vice President of Business Development at Forbes.com, the online subsidiary of Forbes Inc. From 1995 to 1999, Mr. Graziano was employed by Salomon Smith Barney as an Associate in the Financial Sponsors Group. Mr. Graziano is also a director serving on the Audit Committee for WCI Communities, Inc. Mr. Graziano earned an undergraduate degree and an M.B.A. from Duke University. Mr. Graziano has been selected as a nominee pursuant to an agreement between the Company and the Sandell Group.

Mark N. Greene.  Director since February 2007; Age 54.

Dr. Greene joined Fair Isaac as Chief Executive Officer and director in February 2007. From 1995 to 2007, he held various leadership positions in the financial services industry segment and software business groups of IBM. Prior to joining IBM, he served in leadership roles with Technology Solutions Company, Berkeley Investment Technologies, and Citicorp. From 1982 until 1988, he was an economist with the Federal Reserve Board. He received his bachelor’s degree from Amherst and his masters and doctorate degrees from the University of Michigan. Dr. Greene is a director of the following public companies in addition to Fair Isaac: Capella Education Company.

Alex W. Hart.  Director since August 2002; Member of the Compensation Committee; Age 68.

Since November 1997, Mr. Hart has been an independent consultant to the financial services industry. He served as Chief Executive Officer of Advanta Corporation, a consumer lending company, from August 1995 to November 1997, and as its Executive Vice Chairman from March 1994 to August 1995. From November 1988 to March 1994, he served as President and Chief Executive Officer of MasterCard International. Mr. Hart is a director of the following public companies in addition to Fair Isaac: Global Payments, Inc., where he chairs the Governance Committee and serves on the Compensation Committee; SVB Financial Inc., f/k/a Silicon Valley Bancshares Inc., where he serves as Chairman of the Board, chairs the Governance Committee and sits on the Compensation Committee; and VeriFone Inc., where he is a member of the Governance and Nominating Committee. He became chairman of the Verifone Governance Committee on October 8, 2008. He served as a director of HNC Software Inc. from October 1998 through August 2002. Mr. Hart holds an undergraduate degree from Harvard University.

James D. Kirsner.  Director since February 2007. Chair of the Audit Committee; Age 65.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer of Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner is a director of the following public companies in addition to Fair Isaac: Bank of Marin Bancorp (until January 1, 2009), where he serves on the Audit and Wealth Management Committees; and Advent Software, Inc., where he serves on the Audit and Compensation Committees. Mr. Kirsner received his undergraduate and masters degrees from Wharton School of Business at the University of Pennsylvania.

William J. Lansing.  Director since February 2006; Member of the Audit Committee; Age 50.

From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President of Value Vision Media, Inc., which owns and operates Shop NBC. From 2001 to 2003, he served as a General Partner of General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer of NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer of Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development for General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President of Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Mr. Lansing serves on the following public company boards in addition to Fair Isaac: Digital River, Inc. and RightNow Technologies, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Allan Z. Loren.  Director since February 2008; Member of the Compensation Committee; Age 70.

From May 2000 to January 2005, Mr. Loren served as both Chairman and CEO of Dun & Bradstreet (“D&B”), and he served as Chairman of D&B from January 2005 until May 2005. Prior to D&B, Mr. Loren served as Executive Vice President and Chief Information Officer for American Express for six years. He was President and CEO of Galileo International from 1991 to 1994 and President of Apple Computer U.S.A. from 1988 to 1991. Mr. Loren holds an undergraduate degree from Queens College, City of New York. Mr. Loren has been selected as a nominee pursuant to an agreement between the Company and the Sandell Group.

John S. McFarlane.  New Nominee; Age 60.

Since June 2005, Mr. McFarlane has been the Chief Executive Officer of PIANO Networks Inc., a developer of mobile IP, video routing and collaboration software which he co-founded. From December 2007 until April 2008, Mr. McFarlane served as interim CEO at Exar Corporation, a fabless semi-conductor company. From January 2004 until February 2005, Mr. McFarlane was the Chairman and CEO of Ascendent Systems Inc., a private communications software company. Previously, he held senior executive positions at Sun Microsystems, including President of the software division, and President of the service provider division. Prior to Sun, Mr. McFarlane held executive positions at Nortel Networks and Bell Northern Research. Mr. McFarlane is currently a director of the following public company: Pitney Bowes Inc. Mr. McFarlane received his undergraduate and masters degrees from the University of Toronto. Mr. McFarlane has been selected as a nominee pursuant to an agreement between the Company and the Sandell Group.

Margaret L. Taylor.  Director since December 1999; Chair of the Compensation Committee; Member of the Governance, Nominating and Executive Committee; Age 57.

Since 2000, Ms. Taylor has served as a Managing Partner of B Cubed Ventures LLC, a venture capital investment management firm. From 1999 to 2005, Ms. Taylor served as President of PeopleSoft Investments, Inc., an investment management subsidiary of PeopleSoft, Inc., a developer of enterprise client/server application software products. From 1989 until 1999, she was a Senior Vice President of PeopleSoft, Inc. From 1986 to 1988 she was Vice President, Trust and Investment Management of Hibernia Bank. She holds an undergraduate degree from Lone Mountain College in San Francisco, California.

Duane E. White.  New Nominee; Age 53.

Since 2006, Mr. White has served as a Managing Director with Polihua Holdings LLC, a consulting firm working with companies in the financial services and healthcare industries. Through his position with Polihua Holdings, Mr. White was a consultant to Total System Services, Inc. (“TSYS”), leading TSYS’s healthcare initiatives, and continued this role in an employee capacity as President of TSYS’s healthcare division commencing in June 2007. Mr. White will cease to be an employee of TSYS on January 31, 2009, but will continue to work with this company as a consultant through Polihua Holdings. From 2002 to 2006, Mr. White was with UnitedHealth Group (“UHG”) as Chief Operating Officer for Exante Financial Services, a financial services start-up company within UHG. Prior to UHG, Mr. White served as Director of the specialty finance group at Marquette Financial Companies from 2000 to 2002, and as Executive Vice President of corporate services at Arcadia Financial Ltd. from 1997 to 2000. Mr. White received an undergraduate degree from the University of Wisconsin — Eau Claire and an M.B.A. from Harvard University. Mr. White has been selected as a nominee pursuant to an agreement between the Company and the Sandell Group.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte as our independent auditors for the Company’s fiscal year ending September 30, 2009. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent auditors for the fiscal years ended September 30, 2008, and September 30, 2007, for the audit of our annual financial statements for, and fees for other services rendered by, the firm during those respective periods.

	2008	2007

Audit Fees	$2,653,000	$2,960,000
Audit-Related Fees	1,117,000	546,000
Tax Fees	253,000	55,000
All Other Fees	2,000	2,000

Total	$4,025,000	$3,563,000

Audit Fees.  Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.  Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, vendor compliance audits, due diligence related to acquisitions, and fees related to operational system attestation services.

Tax Fees.  Tax services consisted of fees for tax consultation and tax compliance services.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2008 and 2007 were compatible. None of the services described above were approved by the Audit Committee pursuant to the exception provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote is required to ratify this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

How does Fair Isaac determine if a director is independent?

Our Board of Directors has determined that all of the current directors except Dr. Greene meet its independence standards, which are set forth in the Corporate Governance Guidelines on our website at www.fairisaac.com. The Board defines an independent director as one who has no material relationship with the Company and its subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the NYSE. The two new director nominees are also expected to meet the applicable independence standards at the time of their election to the Board. In this regard, Duane White is currently an employee of TSYS and, given the business relationship between the Company and TSYS, would not be considered independent under our independence standards and the independence standards of the NYSE if he were to remain a TSYS employee. However, Mr. White will cease to be an employee of TSYS on January 31, 2009 and, as such, is expected to meet all applicable independence standards at the time of his election to the Board.

Are there any directors who are not independent or nominees who are not expected to be independent at the time of their election?

Yes. Dr. Greene is not independent, as he is employed by us as our CEO.

Are there any family relationships between any of the nominees, continuing directors and executive officers of Fair Isaac?

No.

How does Fair Isaac determine if a transaction includes a related person?

We maintain a written policy for the approval of any related person transactions that we are required to report in the annual proxy statement. A related person, for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our Common Stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship between us and a related person must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the Policy:

•	Payment of compensation by the Company to a Related Person for the Related Person’s service to the Company as a director, officer or employee;

•	Transactions available to all employees or all shareholders of the Company on the same terms; and

•	Transactions, which when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will also consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Persons;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

What committees of the Board of Directors does Fair Isaac have?

Our board has three committees: Audit, Compensation, and Governance, Nominating and Executive. All of the members of the committees are independent directors under the NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on our website at www.fairisaac.com.

Which directors are on each committee? Who chairs the committees?

Governance,
Nominating and
Name of Nonemployee Director	Audit	Compensation	Executive

A. George Battle			C
Tony J. Christianson[1]		X
Nicholas F. Graziano	X
Alex W. Hart		X
Guy R. Henshaw[1]	X		X
James D. Kirsner	C
William J. Lansing	X
Allan Z. Loren		X
Margaret L. Taylor		C	X

C=Chair; X=Committee Member

[1]	Messrs. Christianson and Henshaw are not standing for reelection to the Board.

Audit Committee

What is the role of the Audit Committee? How often did it meet in fiscal 2008?

Among other responsibilities, the Audit Committee assists the Board in its oversight of:

•	The integrity of our financial statements;

•	Compliance with legal and regulatory requirements;

•	The adequacy of our internal control over financial reporting; and

•	The independence and performance of our internal auditors and independent registered public accountants.

In addition, the Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. During fiscal 2008, the Audit Committee met nine times.

Does the Audit Committee review the audited financial statements with management?

Yes, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee Report for this year follows.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter is available on the “Investors” page of our website at www.fairisaac.com.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2008. In fiscal 2008, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The Audit Committee discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Deloitte also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as filed with the SEC.

Submitted by the Audit Committee:

James D. Kirsner, Chair
Nicolas F. Graziano
Guy R. Henshaw
William J. Lansing

Are all members of the Audit Committee financially literate according to the NYSE standards?

Yes.

Are there any Audit Committee members who meet the SEC standard for being an “audit committee financial expert”?

Yes. All of our Audit Committee members have been determined to be “audit committee financial experts” under the SEC regulations.

Is the Audit Committee charter available on the Internet?

Yes. The Audit Committee Charter is available on our website at www.fairisaac.com on the “Investors” page.

Compensation Committee

What is the role of the Compensation Committee? How often did it meet in fiscal 2008?

Among other responsibilities, the Compensation Committee:

•	Determines all aspects of compensation of our executive officers;

•	Administers our 1992 Long-term Incentive Plan (“LTIP”) and 2003 Employment Inducement Award Plan (“EIAP”); and

•	Makes recommendations concerning various employee benefit programs.

The Compensation Committee met 10 times in fiscal 2008.

Compensation Committee Interlocks and Insider Participation

Tony J. Christianson, Alex W. Hart, Allan Z. Loren and Margaret L. Taylor served as the members of our Compensation Committee for the fiscal year ended September 30, 2008. Messrs. Christianson, Hart and Loren and Ms. Taylor are and were nonemployee directors. No executive officer serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Is the Compensation Committee Charter available on the Internet?

Yes. The Compensation Committee Charter is available on our website at www.fairisaac.com on the “Investors” page.

Governance, Nominating and Executive Committee

What is the role of the Governance, Nominating and Executive Committee? How many times did it meet in fiscal 2008?

Among other responsibilities, the Governance, Nominating and Executive Committee:

•	Reviews annually with the Board the composition of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

•	Seeks individuals qualified to become Board members for recommendation to the Board;

•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

•	Recommends the membership of the Audit and Compensation Committees;

•	Reviews and assesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

•	Receives recommendations of the Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Compensation Committee, recommends changes in director compensation to the Board;

•	Takes action between meetings and subject to defined limits with respect to investment, budget and capital and exploratory expenditure matters arising in the normal course of the Company’s business; and

•	Takes action between meetings and subject to defined limits to sell, lease, pledge, mortgage or otherwise dispose of property or assets of the Company.

During fiscal 2008, the Governance, Nominating and Executive Committee met six times.

Is the Governance, Nominating and Executive Committee Charter available on the Internet?

Yes. The Governance, Nominating and Executive Committee Charter is available on our website at www.fairisaac.com on the “Investors” page.

How many times did the Board of Directors meet in fiscal 2008? What is the attendance record of the directors?

During fiscal 2008, the Board of Directors met 14 times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served. Health permitting, all Board members are expected to attend our Annual Meeting. In 2008, all Board members attended the Annual Meeting.

What do I do if I want to communicate with members of the Board of Directors?

Stockholders and other interested parties may communicate with nonmanagement directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Do the independent members of the Board of Directors meet in executive sessions?

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting. A. George Battle, the Chair of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines. In fiscal 2008, the Board held eight executive sessions with no management directors or management present.

DIRECTOR COMPENSATION FOR 2008

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended September 30, 2008.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	($)	($)[1,2]	($)	($)	($)	($)
Name(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

A. George Battle	100,000	—	110,543	—	—	—	210,543
Tony J. Christianson	42,000	—	97,538	—	—	—	139,538
Nicholas F. Graziano	33,000	—	307,500	—	—	—	340,500
Alex W. Hart	43,000	—	97,538	—	—	—	140,538
Guy R. Henshaw[3]	48,000	—	97,538	—	—	—	145,538
James D. Kirsner	48,000	—	110,543	—	—	—	158,543
William J. Lansing	38,000	—	97,538	—	—	—	135,538
Allan Z. Loren[4]	35,000	—	307,500	—	—	—	342,500
Margaret L. Taylor[5]	54,000	—	110,543	—	—	—	164,543

[1]	The amounts in this column represent the amounts recognized for financial statement reporting purposes in fiscal 2008, which are equal to the grant date fair value of each award computed in accordance with FAS 123(R). The directors’ annual awards are fully recognized in the year of grant because they are fully exercisable at the time of the grant. Messrs. Graziano’s and Loren’s amounts in this column represent their initial grants upon joining the Board. Even though such awards vest over five years, they become fully exercisable in the event they leave the Board prior to the end of the vesting period and, therefore, they also are fully recognized in the year of grant.

[2]	As of September 30, 2008, the option awards outstanding for each director are as follows: Mr. Battle — 177,000; Mr. Christianson — 177,011; Mr. Graziano — 30,000; Mr. Hart — 123,991; Mr. Henshaw — 89,375; Mr. Kirsner — 42,750; Mr. Lansing — 53,395; Mr. Loren — 31,584; Ms. Taylor — 139,766.

[3]	Mr. Henshaw’s fees earned or paid in cash includes $20,000 in retainer fees foregone by Mr. Henshaw to instead receive 1,584 stock options. The amount recognized for financial statement reporting purposes in fiscal 2008 with respect to such stock options, which was $13,733, is excluded from the “Option Awards” column.

[4]	Mr. Loren’s fees earned or paid in cash includes $20,000 in retainer fees foregone by Mr. Loren to instead receive 1,584 stock options. The amount recognized for financial statement reporting purposes in fiscal 2008 with respect to such stock options, which was $13,733, is excluded from the “Option Awards” column.

[5]	Ms. Taylor’s fees earned or paid in cash includes $25,000 in retainer fees foregone by Ms. Taylor to instead receive 1,980 stock options. The amount recognized for financial statement reporting purposes in fiscal 2008 with respect to such stock options, which was $17,167, is excluded from the “Option Awards” column.

How are Directors compensated?

Dr. Greene receives no compensation for his service as a director other than his employee pay. The compensation program for the nonmanagement directors, excluding the Chair, consists of the following components:

•	A stock option grant upon initial election to the Board;

•	Annual retainer fees;

•	An annual stock option grant; and

•	Committee and Board meeting fees.

Annual Retainer Fee.  In fiscal 2008, each nonmanagement director other than the Chairman of the Board (the “Chair”) received an annual retainer of $20,000, plus $1,000 for each Board or committee meeting attended. The Chair received an annual retainer of $100,000 for services as Chair, but no additional amounts based on the number of meetings attended or for being the chair of any standing committees. Nonmanagement directors other than the Chair who are chairs of standing committees receive an additional $5,000 retainer fee per year.

Each nonmanagement director has the right, prior to the Annual Meeting, to elect to receive annual retainer fees in the form of nonqualified stock options instead of cash, on the same terms as the annual grants to nonmanagement directors, described below. A director who elects to receive his or her annual retainer in the form of a stock option receives a stock option to purchase a number of shares equal to the amount of the retainer divided by one-half of the per share price of our Common Stock on the date of grant. Pursuant to such an election in fiscal 2008, Mr. Henshaw received an option to purchase 1,584 shares, Mr. Loren received an option to purchase 1,584 shares, and Ms. Taylor received an option to purchase 1,980 shares.

Stock Compensation.  Under our LTIP as amended, each nonmanagement director receives a grant of 30,000 nonqualified stock options (the “Initial Grant”) upon election as a nonmanagement director and a grant of 11,250 nonqualified stock options on the date of each Annual Meeting, provided such director has been a nonmanagement director since the prior Annual Meeting (the “Annual Grant”). In addition, each nonmanagement director who serves as a standing committee chair receives 1,500 nonqualified stock options annually (“Committee Chair Grant”). The exercise price of all such options is equal to the fair market value of our Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of the director’s election. Initial Grants that were made prior to December 2008 are exercisable in full upon termination of the nonmanagement director’s services for any reason. Initial Grants made after December 2008 will generally not accelerate upon termination of the nonmanagement director’s services. Annual Grants and Committee Chair Grants are immediately exercisable upon grant. All option grants to nonmanagement directors expire 10 years after the date of grant.

Partial Year Committee Chairs.  If a director becomes a committee chair after the Annual Meeting, he or she receives, in lieu of any other compensation with respect to that position, $15,000, $10,000 or $5,000, if he or she assumes that position in the first through third, fourth through sixth, or seventh through ninth months, respectively, after the Annual Meeting for that year.

Are there Stock Ownership Guidelines for the directors?

Yes. Nonmanagement directors are required to hold 1,000 shares of Fair Isaac stock within one year of beginning service on the board, and 3,000 shares within five years of beginning service on the board. In addition, the stock ownership guidelines recommend that nonmanagement directors retain 75% of all options exercised, net of costs, until the targets are met and 25% thereafter. These stock ownership guidelines are contained in our Corporate Governance Guidelines, available on the “Investors” page of our website at www.fairisaac.com. Shares of stock owned by the directors and their immediate family members count toward this requirement. All of our directors meet the stock ownership guidelines, except Mr. Graziano and Mr. Loren who joined the Board in February 2008.

Are the Directors covered by any insurance policies?

Yes. Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The compensation program for executive officers is designed to promote our Company’s financial performance, business strategies, core values and other objectives. This program seeks to enhance shareholder value by linking the financial interests of our Company’s executives with those of our shareholders. Our Compensation Committee has developed and implemented an executive compensation program to deliver a performance-based pay philosophy to achieve the following objectives:

•	Attract and retain talented executive officers who can lead us in the achievement of our business objectives;

•	Provide compensation that is competitive within the relevant industry peer group, and equitable among our Company’s executive officers;

•	Motivate and reward executive officers based on Company achievement and individual performance objectives; and

•	Align our executive officers’ long-term interests with those of our shareholders.

Determination of Compensation

Overview

We use several different compensation elements to implement our compensation philosophy, primarily including base salary, short-term cash incentives and long-term incentive equity awards. We do not use a specific formula to set compensation amounts under each element but instead attempt to achieve an appropriate balance between short-term cash compensation and long-term equity compensation while reflecting market competitive levels tied to role structure and the performance level of the executive officer. The factors considered in determining each compensation element include, but are not limited to, the following:

•	The executive’s performance compared to his or her goals and objectives;

•	The qualifications of the executive and his or her potential for development and performance in the future;

•	Whether the executive’s total compensation, and each element thereof, is at or above the market median for comparable jobs at companies with whom we compete for executive talent;

•	The strategic goals and responsibilities for which the executive has responsibility; and

•	The recommendations of our CEO (except with respect to his own compensation) and Chief Human Resources Officer.

Committee Process

Members of executive management participate in the Compensation Committee’s (the “Committee”) meetings at the Committee’s request. Management’s role is to contribute input and analysis which the Committee considers in making its decisions. Management does not participate in the final determination of the amount or form of executive compensation to be paid to the members of executive management. However, the Committee relies heavily on the recommendations of our CEO and Chief Human Resources Officer in determining compensation for the executive officers, other than the CEO. The CEO and Chief Human Resources Officer work together in weighing various factors, including those described above, to develop compensation recommendations for each executive officer, other than the CEO. These recommendations are provided to and discussed with the Committee. The Committee also consults with its outside compensation consultant, Towers Perrin, regarding these recommendations prior to making a final determination of the compensation for such executive officers. Prior to making decisions impacting executive compensation, the Committee refers to tally sheets prepared by management, reflecting the amount and elements of each executive’s total compensation.

The Committee leads an annual performance review process of the CEO in connection with the determination of his compensation. As part of this process, one or more Committee members and/or the Chairman of the Board meet with each senior executive to discuss the CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation form for the CEO and submits it to the Committee. Based on these interviews and written evaluations, as well as on its own determinations regarding the CEO’s performance, the Committee prepares a final performance review for the CEO. The Committee then submits a recommendation for the CEO’s compensation to the Board for discussion. Following such discussion, the Committee finalizes its determination of the CEO’s compensation and informs the CEO of such determination, together with the final performance review.

Peer Group Analysis

In connection with our fiscal 2008 executive compensation program, the Committee reviewed tally sheets reflecting current and proposed base salary, cash incentive and long-term incentive equity award levels for our executives. Each element was analyzed relative to survey data published in the Towers Perrin Executive Compensation DataBank (2007) which reflects compensation provided by a broad range of companies that can be broken down by industry grouping. Comparisons were made against the 803 companies in the General Industry grouping of the survey and against the 22 companies in the Computer Hardware, Software and Services Industry grouping of the survey. Data were size-adjusted for our annual revenue using regression analysis. The Committee did not use a more specific peer group due to the diverse nature of the companies with which we compete for executive talent. The Committee considered this information in addition to the factors described above when setting the compensation levels for our executives for fiscal 2008. In particular, the Committee sought to ensure that the total compensation paid to each executive, and each individual element thereof, would be at or above the market median reflected in the survey data provided by Towers Perrin. For fiscal 2009, we plan to continue to target total compensation, and each element thereof, at or above the median of the peer groups identified by Towers Perrin.

Use of Consultants

From time to time and as noted above, the Committee uses outside compensation consultants to assist it in analyzing our Company’s compensation programs and assessing market levels of compensation. Management of the Company, and in particular our Chief Human Resources Officer, may also use outside compensation consultants for similar purposes. While the same consulting firm may provide services to both the Committee and management, it is our general practice to have the Committee and management utilize different personnel from such firms in these circumstances.

Elements of Compensation

The fiscal 2008 executive compensation program consisted of three key elements: (1) base salary; (2) short-term cash incentives; and (3) long-term incentives in the form of stock options and restricted stock units.

Base Salary

We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability and predictable cash flow. Base salaries for executive officers are determined by reviewing and comparing salaries and the corresponding job descriptions offered for similar positions, as described above. The Committee generally uses the market median reflected in the data provided by Towers Perrin as a lower threshold for base salaries for executive officers. However, as with the other elements of total compensation, the Committee retains full discretion to set base salaries depending on the particular circumstances. Because the base salary is a part of the total compensation package that is designed to attract, retain and motivate executives, all factors that are considered in setting the other elements of an executive’s total compensation may be considered by the Committee in determining base salary. In addition to the market median for the position, the primary other factors that are typically considered are described above under “Determination of Compensation — Overview.”

Short-Term Incentives

We offer a short-term incentive opportunity in the form of cash incentive awards to all of our executive officers. These incentive awards are paid from a centralized pool funded through Company financial goal achievement focused on both revenue growth and net income growth. Individual awards from this pool are then based on a targeted percentage of base salary and on individual performance results against established goals. The annualized cash incentive target for the CEO is 100% of base salary and for each other executive officer is 50% of base salary. These targets were established by the Committee based on a review of the survey data described above, with a goal of setting the short-term incentive opportunity at or above the market median reflected in the data provided by Towers Perrin. The CEO’s target and the Chief Operating Officer’s target are memorialized in the employment agreements described below.

As stated above, we incorporate a significant individual performance component in our short-term incentive program. Even if we achieve our revenue and net income growth targets, the full amount that would be paid to our executive officers is subject to modification based upon individual performance evaluations. The CEO’s individual performance evaluation is completed annually by the Committee, as described above, and the CEO’s cash incentive award is determined and paid following the end of the fiscal year. Individual performance evaluations for each executive officer other than the CEO are completed semiannually by the CEO.

Each executive officer’s performance evaluation seeks to assess his or her individual results against established goals. In addition to shared corporate goals, many factors considered for each executive officer (i.e., the “established goals”) are highly specific to the functions over which he or she has primary responsibility. Therefore, for example, an executive in charge of sales is evaluated on different factors than our general counsel. Each evaluation includes an overall performance rating on a five-point scale as follows: 1-Unacceptable, 2-Needs Improvement, 3-Achieved Expectations, 4-Exceeded Expectations, and 5-Exceptional. For fiscal 2008, all of our executive officers received a rating of 3-Achieved Expectations or higher.

Each of the performance ratings described above corresponds to a multiplier ranging from zero to two. The multiplier is applied to the original target award percentage to determine the executive’s “performance-weighted target award.” As a result, if an executive receives either of the lowest two overall performance ratings (which correspond to a multiplier of zero), his or her target cash award would be reduced to zero. On the other hand, if an executive receives the highest overall performance rating (which corresponds to a multiplier of two), his or her target cash award would be increased to 200% of base salary for the CEO, or 100% of base salary for each other executive. Final award amounts to each executive officer may also incorporate an element of Committee discretion, as described below.

After the beginning of each fiscal year, our Board of Directors approves financial goals for our Company. These financial goals form the basis for the targeted levels of revenue growth and net income growth used to fund award pools for our short-term incentive programs applicable to all employees. In fiscal 2008, these short-term incentive program targets were consistent with our publicly disclosed guidance for the fiscal year as it existed at the beginning of fiscal 2008. Although we reduced our public guidance later during fiscal 2008, we did not adjust the target levels for the short-term incentive program.

After each quarter end, the Committee reviews our financial results and assesses progress toward the full-year revenue and net income growth targets. Based on this assessment, the Committee may fund a portion of the award pool at such time. After each fiscal quarter of 2008, the Committee determined that we were not on target to achieve our financial performance targets. Therefore, the Committee did not fund any amount to the award pool for the short-term incentive program during fiscal 2008. In years during which amounts are funded to the award pool, while the total amount funded to the award pool for a fiscal year is expected to correlate with the extent to which we have achieved our financial performance targets, such targets are not an “all or nothing” goal, nor is the actual amount funded a simple function of the extent to which the targets have been achieved. The Committee has discretion to determine the actual amount funded based on factors it deems relevant.

Cash awards under the short-term incentive plan are determined and paid to eligible employees (including executive officers) after the fiscal year end. The total amount paid out, if any, is the amount funded to the award pool for the full fiscal year. Each eligible employee receives his or her pro rata share of the total payout based on his or her performance-weighted target award (using his or her year-end performance evaluation). Since the Committee did not fund the award pool for the short-term incentive program at all during fiscal 2008, no executive officers received any cash awards under our short-term incentive plan for 2008, except to the extent they were guaranteed a cash award pursuant to an employment agreement or offer letter with the Company.

While the performance-weighted target award for each employee as applied to the available pool dictates a directionally accurate award for such employee, the actual amounts paid to any particular employee are subject to the discretion of the Committee, which may make adjustments based on various factors, including internal peer equity considerations linked to variations in base salaries and differences in individual performance contributions. With respect to the former, the Committee may for example adjust calculated bonus awards to offset the impact associated with modest base salary differences between individuals within the same job level and with similar performance profiles. With respect to individual performance contributions, the Committee may use its discretion to recognize that providing performance ratings on only a five-point scale does not always provide for sufficient granularity, and adjustments may be made to reflect that an employee was very close to receiving a higher or lower performance rating.

Occasionally we may agree to guarantee a portion or all of the short-term incentive for an executive officer. Typically, this occurs when we feel it is necessary in order to attract a desirable executive. For instance, in connection with the hiring of Mark Scadina as our new General Counsel in June 2007, we guaranteed him an incentive award equal to 50% of his annual base salary for the period from his hire date in fiscal 2007 through the end of fiscal 2008.

Long-Term Incentives

The third key element of our executive compensation program is long-term incentive equity awards under our 1992 Long-term Incentive Plan (the “LTIP”). This component of compensation is used to enhance the total compensation package for key management and, in particular, to link compensation to the market value of our Company’s Common Stock. Equity awards are intended to align executives’ interests in managing the Company with shareholders’ interests. The primary types of equity awards utilized by the Committee are stock options and restricted stock units. Grants of equity awards to executive officers typically fall into one of three categories: (1) new hire or promotion grants; (2) performance-based grants at year-end; or (3) special purpose grants. Regardless of type, all such grants are made by the Committee after review and consideration of the information provided by Towers Perrin, and in consultation with our Chief Human Resources Officer.

The key factors considered by the Committee in determining the year-end awards for each executive officer for fiscal 2008 were (i) individual performance, (ii) the Towers Perrin data and analysis described above under “Determination of Compensation — Peer Group Analysis,” (iii) internal peer equity, (iv) the current value of each executive officer’s equity holdings in the Company, and (v) job responsibilities. The Committee used the Towers Perrin data and analysis to determine market median levels of equity awards for each executive position. The other factors were considered in determining the actual awards based on particular circumstances for each executive. For instance, if the Towers Perrin data suggested that two executive positions should have significantly differing annual awards to be at the market median, but the Committee believed that the Fair Isaac executives in these roles were of similar importance and value to Fair Isaac, the Committee might adjust the actual awards to bring them closer into line with each other. If the Committee determined that an annual equity award to a particular executive at approximately the market median would leave such executive meaningfully below an appropriate level in terms of total equity value outstanding, the Committee might increase the annual award. The Committee might also increase an executive’s annual award if it determined that his individual performance entitled him to be rewarded above the market median, or if it identified significant retention risk with respect to the executive.

Similar factors to those described in the preceding paragraph are considered in the context of new hire/promotion grants and special purpose grants. For instance, in July 2008, the Committee determined that we faced significant retention risk with respect to approximately 70 senior leaders, including our executive officers, due largely to the unlikely prospect of any cash awards being paid under our short-term incentive plan for fiscal 2008 and the decreased value of prior equity grants made to such employees as a result of our depressed stock price. Therefore, the Committee approved special purpose grants of 300,000 restricted stock units to these senior leaders, 55,000 of which were granted to the named executive officers.

The Committee permits executives and certain other senior level employees to designate a portion of equity awards granted to them to be in the form of restricted stock units rather than stock options. The primary reason for this practice is to maximize the perceived value of equity awards among employees while maintaining an economically-equivalent impact to the Company. The maximum portion of an equity award that a senior executive may elect to receive in the form of restricted stock units is 50% of the total Black-Scholes value that would result if the entire award was granted in the form of stock options. The portion of an equity grant that an executive elects to receive in the form of restricted stock units is converted from stock options using a valuation ratio of one restricted stock unit for every three shares subject to a stock option. Stock options and restricted stock units granted by the Committee generally vest in four equal annual installments beginning on the first anniversary of the grant date.

There were 1,339,325 shares subject to equity awards granted to employees in fiscal 2008, 1,904,853 shares subject to equity awards granted to employees in fiscal 2007, 3,363,800 shares subject to equity awards granted to employees in fiscal 2006, and 4,115,030 shares subject to equity awards granted to employees in fiscal 2005. This reflects the Committee’s desire to reduce the broad-based use of equity compensation and to utilize a type of award that reduces the number of shares subject to awards, in alignment with observed market trends. In furtherance of this desire, the Company has amended its 1992 Long-term Incentive Plan to eliminate the evergreen provision that had previously caused the number of shares available for awards thereunder to be increased each year by a number of shares equal to 4% of the total number of common shares outstanding at the end of the most recently concluded fiscal year.

Executive Officer Employment Agreements — Dr. Mark N. Greene

On February 13, 2007, the Company entered into a letter agreement with Dr. Mark Greene providing for his employment as Chief Executive Officer of the Company, and on June 30, 2008 the Company and Dr. Greene entered into an amendment thereof in response to provisions of Section 409A of the Internal Revenue Code and regulations thereunder (as so amended, the “Greene Letter Agreement”).

Pursuant to the Greene Letter Agreement, the initial term of Dr. Greene’s employment with the Company commenced on February 14, 2007, and will expire on February 13, 2012. He will be entitled to receive a base salary at an annualized rate of $550,000, which is subject to upward adjustment from time to time as determined by the Committee and is currently $625,000. He will also be eligible to participate in benefit plans that are generally available to our executives. For each full fiscal year of his employment, Dr. Greene will be eligible for a short-term incentive award opportunity payable from 0% to 200% of his base salary, with a target equal to 100% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal 2007, Dr. Greene was guaranteed a minimum short-term incentive award at the target percentage, pro rated based on the portion of the fiscal year he was employed by the Company, so long as he remained employed by the Company through the end of such fiscal year. We also paid Dr. Greene a sign-on bonus of $100,000 after commencement of his employment.

Dr. Greene’s initial equity grants pursuant to the Company’s LTIP consisted of an option to purchase 125,000 shares of the Company’s Common Stock and restricted stock units covering 41,667 shares of the

Company’s Common Stock. These awards vest in four equal annual installments beginning on the first anniversary of the grant date, and the options have an exercise price equal to the closing market price of our Common Stock on the grant date. For each full fiscal year of his employment, Dr. Greene will be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). At target performance, the Annual Equity Award will be for an option to purchase 100,000 shares of our Common Stock at fair market value as of the date of grant. Some or all of the Annual Equity Award may be in the form of restricted stock units or other equity-based awards that have an equivalent economic value to the potential option award.

If we terminate Dr. Greene’s employment without Cause, or if he resigns for Good Reason (each as defined in the Greene Letter Agreement) after fiscal 2008, Dr. Greene will be entitled to a lump sum payment equal to two times his then current base salary plus two times the actual annual incentive award last paid to him, and he will receive continuation of medical and dental benefits for two years. Dr. Greene’s receipt of these severance amounts is conditioned on his delivery of an agreed-upon form of release and certain other conditions specified in the Greene Letter Agreement.

Executive Officer Employment Agreements — Michael H. Campbell

On October 18, 2007, the Company entered into a letter agreement with Michael H. Campbell, the Company’s Executive Vice President and Chief Operating Officer, covering certain terms of his employment, and on June 30, 2008 the Company and Mr. Campbell entered into an amendment thereof in response to provisions of Section 409A of the Internal Revenue Code and regulations thereunder (as so amended, the “Campbell Letter Agreement”). The Campbell Letter Agreement has a term expiring on October 11, 2010, and provides for an initial base salary of $375,000, which is subject to annual review and upward adjustment by the Committee and is currently $450,000. The Campbell Letter Agreement further provides that Mr. Campbell will be eligible for an annual cash incentive award of 0% to 100% of his base salary, as in effect at the end of the fiscal year, with a target payout of 50% of his base salary. Mr. Campbell will also be eligible for an annual equity grant based upon the achievement of objectives established by the Committee with target performance resulting in an annual equity grant of 100,000 stock options at an exercise price equal to fair market value on the date of grant. In the event of an involuntary termination of Mr. Campbell’s employment without Cause prior to the expiration of the Campbell Letter Agreement or in the event of a voluntary resignation for Good Reason prior to the expiration of the Campbell Letter Agreement, we will pay Mr. Campbell a severance amount equal to one times his then-current annual base salary, plus the total incentive payments made to him during the preceding twelve months, and Mr. Campbell will be eligible to participate in certain of our benefit plans for twelve months following his termination date at our expense. Mr. Campbell’s receipt of these severance amounts is conditioned on his delivery of an agreed-upon form of release and certain other conditions specified in the Campbell Letter Agreement.

Executive Officer Employment Agreements — Mark R. Scadina

In June 2007, Mark R. Scadina was hired to be the Company’s Vice President, General Counsel and Secretary pursuant to the terms of an offer letter (the “Offer Letter”) between the Company and Mr. Scadina covering certain terms of his employment. The Offer Letter does not have a term, but rather provides for at-will employment of Mr. Scadina by the Company. The Offer Letter provided for an initial base salary of $325,000. The Offer Letter further provides that Mr. Scadina will be eligible for an annual cash incentive award of 0% to 100% of his base salary, with a target payout of 50% of his base salary. For the period from his hire date through the end of fiscal 2008, Mr. Scadina was guaranteed cash incentive awards of at least $162,500. The Offer Letter also entitled Mr. Scadina to receive initial long-term incentive awards consisting of 95,000 stock options and 30,000 restricted stock units, each vesting ratably over four years. Mr. Scadina will also be eligible for an annual equity grant based upon the achievement of objectives established by the Committee. The Offer Letter entitled Mr. Scadina to reimbursement, and tax gross-up payments to offset any taxable income to him, of up to $100,000 for certain moving, travel and housing costs related to Mr. Scadina’s expected relocation to Minneapolis. The Offer Letter further provides that the Company will reimburse Mr. Scadina for airfare associated with up to eight round-trips annually for him, his spouse and his dependent children between Minneapolis and San Jose, California during the first five years of his employment with the Company, and that the Company will make tax gross-up payments to Mr. Scadina to substantially offset any related income taxes.

Transition Agreement — Charles M. Osborne

On November 26, 2008, the Company announced that its Executive Vice President and Chief Financial Officer, Charles M. Osborne, will retire from the Company effective July 31, 2009. In connection with his retirement, Mr. Osborne entered into a transition agreement (the “Transition Agreement”) with the Company pursuant to which he will remain an employee of the Company through July 31, 2009 at his current base salary and will act as a consultant to the Company from August 1, 2009 through January 31, 2010 for a monthly consulting fee equal to his current monthly base salary. The Transition Agreement also provides that Mr. Osborne will not be eligible for any short-term or long-term cash or equity incentive awards for fiscal 2009. Mr. Osborne’s Management Agreement with the Company is not affected by the Transition Agreement.

Executive Officer Management Agreements

Each of our executive officers is a party to a Management Agreement with the Company. The Management Agreements are for a fixed term with automatic one-year extensions. Except in the case of Dr. Greene, if during the term of the Management Agreements a change of control Event occurs, and if the executive officer’s employment is terminated in connection with or within one year following the Event due to an involuntary termination by the Company without Cause or for Good Reason by the executive (as defined in the Management Agreement), we will pay such officer a severance amount equal to one times such officer’s then-current annual base salary, plus an amount equal to the total incentive payments made to the officer during the prior fiscal year, and the officer will be eligible to participate in group health and life insurance plans for twelve months following his termination date at our expense. In addition, all of such officer’s unvested stock options and restricted stock units will vest in full, subject to certain limitations specified in the Management Agreement. The officer’s receipt of these severance amounts is conditioned on the officer’s delivery of a release of claims and agreement not to solicit Company employees for one year following termination of employment. Dr. Greene’s Management Agreement provides the same general provisions in the case of a termination of employment in connection with or following a change of control Event, except that Dr. Greene’s severance will be in the amount of two times base salary, two times the incentive payments for the prior fiscal year, and 24 months of continued group health and life insurance.

Severance and Retirement Arrangements

We sponsor the Fair Isaac Severance Benefits Plan, which is an ERISA-qualified severance benefit plan in which all employees, including executives, participate. Under this plan, an employee receives severance benefits in the event that he or she is involuntarily terminated due to the elimination of his or her position with the Company. The level of such benefits is determined based on the employee’s years of service and assigned job level. If an executive officer is terminated under circumstances that would trigger benefits under both this plan and his or her Management Agreement, such executive would receive benefits under whichever is more favorable to him or her, but not both.

We offer a 401(k) plan for all eligible employees, and our executive officers are eligible to receive a Company matching contribution on amounts they contribute to the 401(k) plan as follows: 100% match of the first 3% of eligible compensation contributed by the executive officer, followed by a 50% match of the next 2% of eligible compensation contributed by the executive officer. Our executive retirement and savings plan allows our vice presidents and more senior officers to defer up to 25% of their base salary and 75% of their cash incentive awards into an investment account. Amounts in this account are payable upon certain termination events as specified in the plan.

Other Compensation Arrangements

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We have historically offered an employee stock purchase plan that gives all eligible employees the opportunity to purchase shares of our Common Stock at a 15% discount off the fair market value of our Common Stock, as determined under the plan. However, the Board of Directors has suspended this plan effective as of January 1, 2009. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for our executive officers and other eligible employees in a coverage amount based upon their base salary.

Equity Award Grant Processes

Equity awards for all executive officers are approved by our Compensation Committee. The exercise price of stock options is set at fair market value on the date of grant, generally granted by the Compensation Committee during December of each fiscal year. Under the LTIP, fair market value is defined as the closing price of our Common Stock on the date of grant. Our Compensation Committee has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the Compensation Committee. The exercise price of stock options granted by our CEO is set using the formula described above.

Consideration of Tax and Accounting Matters

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.

Our Compensation Committee considers the Company’s ability to fully deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, the Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and its shareholders.

Our Compensation Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Compensation Committee Report

The Committee has discussed and reviewed the “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Compensation Committee:

Margaret L. Taylor, Chair
Tony J. Christianson
Alex W. Hart
Allan Z. Loren

COMPENSATION OF NAMED EXECUTIVES

SUMMARY COMPENSATION TABLE FOR FISCAL 2008

The following table summarizes all compensation earned in fiscal 2008 by our Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers at fiscal year-end 2008. These five individuals are referred to herein as our named executive officers.

Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Plan	Earnings	Compensation	Total
	Year	($)	($)[1]	($)[2]	($)[2]	($)[3]	($)	($)[4]	($)
Name and Principal Position(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Mark Greene	2008	613,462	—	566,330	651,750	0	—	71,475	1,903,017
Chief Executive Officer	2007	334,231	100,000	255,546	250,862	425,000	—	42,590	1,408,229

Charles Osborne	2008	416,923	—	300,541	1,120,542	0	—	12,731	1,850,737
Executive Vice President and Chief Financial Officer	2007	400,000	—	806,673	1,406,671	120,440	—	9,336	2,743,120
Michael Campbell	2008	438,462	—	290,988	1,075,971	0	—	4,470	1,809,891
Executive Vice President and Chief Operating Officer	2007	375,000	—	16,262	877,918	101,840	—	315	1,371,335
Mark Scadina[5]	2008	325,000	—	348,038	313,861	136,500	—	89,483	1,212,882
Senior Vice President, General Counsel and Secretary
Richard Deal	2008	286,923	—	197,206	513,982	0	—	9,566	1,007,677
Senior Vice President and Chief Human Resources Officer	2007	270,000	—	109,410	532,612	110,850	—	11,622	1,034,494

[1]	This column no longer includes cash incentive payments, which prior to fiscal 2007 were reported as “Bonus” payments. See column (g) for cash incentives.

[2]	Amounts shown reflect the accounting expense recognized by the Company for financial statement reporting purposes in accordance with FAS 123(R) and do not reflect whether the named executive officer has actually realized a financial benefit from the award. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the assumptions used to calculate the value of the awards, refer to Note 17 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for fiscal year ended September 30, 2008, as filed with the SEC.

[3]	Except for Dr. Greene, non-equity incentive awards are determined under the Management Incentive Plan which provided for an award opportunity after the fiscal year end. Dr. Greene’s non-equity incentive award is based on his employment agreement. Mr. Scadina’s non-equity incentive award from the commencement of his employment in fiscal 2007 through fiscal 2008 was guaranteed pursuant to his offer letter.

[4]	The amounts shown for fiscal 2008 are detailed in the supplemental table below entitled “All Other Compensation Table.”

[5]	Mr. Scadina was not a named executive officer in last year’s proxy statement and therefore does not have 2007 compensation numbers contained in this chart.

All Other Compensation Table

	Mark	Charles	Michael	Mark	Richard
Elements of All Other Compensation	Greene	Osborne	Campbell	Scadina	Deal

401(k) Match($)[1]	9,200	9,200	—	9,200	9,308
Life Insurance Premium($)[2]	450	375	395	293	258
Housing/Relocations($)[3]	30,629	—	—	37,370	—
Spousal Travel4/Family Travel($)[5]	4,766	2,124	2,875	18,406	—
Tax Gross Ups	25,225	1,032	1,200	24,214	—
Other($)[6]	1,205	—	—	—	—
Amount Paid Upon Termination, Severance, or Constructive Termination or Change of Control($)	—	—	—	—	—

TOTAL($)	71,475	12,731	4,470	89,483	9,566

[1]	Represents the aggregate value of the Company’s cash contribution under the Fair Isaac 401(k) Plan during fiscal 2008.

[2]	Represents the aggregate incremental cost for each of the named executive officer’s basic life insurance premium, which is offered to all employees at one times current salary.

[3]	Represents (i) relocation expenses for Dr. Greene who has relocated to the Minneapolis area and (ii) temporary housing expenses for Mr. Scadina pursuant to his relocation package. The Company issued gross up payments to Dr. Greene and Mr. Scadina to substantially offset tax liabilities, which amounts are included in the tax gross ups row.

[4]	Reflects the value associated with personal commercial aircraft travel of spouses of certain executives being required by the Company to attend certain Company events. The value of such spousal travel was imputed to income for the relevant executives, and the Company issued a gross-up payment, shown in the tax gross ups row, to substantially offset related tax liabilities.

[5]	Represents travel by Mr. Scadina’s family pursuant to the terms of his offer letter, which is more fully described elsewhere in this proxy statement under “Compensation Discussion and Analysis — Executive Officer Employment Agreements — Mark R. Scadina.” The Company issued gross up payments to Mr. Scadina to substantially offset tax liabilities, which amounts are included in the tax gross up row.

[6]	Represents the aggregate cost of monthly fees for Dr. Greene’s membership at the Minneapolis Club. The Company issued gross up payments to Dr. Greene to substantially offset related tax liabilities, which amounts are included in the tax gross ups row.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table summarizes grants of plan-based compensation awards made during fiscal 2008 to our named executive officers.

									All
									Other
									Stock	All Other
									Awards:	Option		Grant
									Number	Awards:	Exercise	Date Fair
			Estimated Possible Payouts			Estimated Future Payouts			of	Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Price of	Stock and
			Plan Awards[2]			Plan Awards			of Stock	Underlying	Option	Option
		Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/SH)	($)[3]
(a)	(b)[1]	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

Mark Greene	12/18/2007	—	—	—	—	—	—	—	—	112,500[4]	34.26	1,274,625
	12/18/2007	—	—	—	—	—	—	—	12,500[6]	—	—	424,875
	07/08/2008	—	—	—	—	—	—	—	15,000[6]	—	—	295,800
	02/14/2007	02/07/2007[5]	0	625,000	1,250,000	—	—	—	—	—	—	—
Charles Osborne	12/18/2007	—	—	—	—	—	—	—	—	35,000[4]	34.26	396,550
	12/18/2007	—	—	—	—	—	—	—	11,667[6]		—	396,561
	07/08/2008	—	—	—	—	—	—	—	10,000[6]	—	—	197,200
	11/19/2007	—	0	210,000	420,000	—	—	—	—	—	—	—
Michael Campbell	10/12/2007	—	—	—	—	—	—	—	—	50,000[7]	36.20	632,500
	10/12/2007	—	—	—	—	—	—	—	16,667[6]	—	—	598,512
	07/08/2008	—	—	—	—	—	—	—	10,000[6]	—	—	197,200
	11/19/2007	—	0	225,000	450,000	—	—	—	—	—	—	—
Mark Scadina	12/18/2007	—	—	—	—	—	—	—	—	10,000[4]	34.26	113,300
	12/18/2007	—	—	—	—	—	—	—	3,334[6]	—	—	113,323
	07/08/2008	—	—	—	—	—	—	—	10,000[6]	—	—	197,200
	06/07/2007	06/06/2007[8]	136,500	162,500	325,000	—	—	—	—	—	—	—
Richard Deal	12/18/2007	—	—	—	—	—	—	—	—	25,000[4]	34.26	283,250
	12/18/2007	—	—	—	—	—	—	—	8,334[6]	—	—	283,273
	07/08/2008	—	—	—	—	—	—	—	10,000[6]	—	—	197,200
	11/19/2007	—	0	145,000	290,000	—	—	—	—	—	—	—

[1]	The grant date reported for the non-equity incentive plan awards is the date the Compensation Committee approved the 2008 Management Incentive Plan except for Dr. Greene and Mr. Scadina. See Approval Date footnotes for detail regarding their awards.

[2]	For Dr. Greene, the amounts shown in these columns represent the estimated threshold (or minimum), target, and maximum possible cash awards under Dr. Greene’s employment agreement. The amount Dr. Greene could receive under his employment agreement was determined based on both the Company’s financial goals and Dr. Greene’s individual performance. The Board sets goals for revenue growth and net income growth for the Company at the beginning of the fiscal year, and the Compensation Committee uses Company achievement against these goals to determine whether, and the extent to which, any cash incentive awards will be paid. Assuming sufficient achievement of Company financial goals for the payment of cash incentive awards, the size of Dr. Greene’s award is then based on a targeted percentage of base salary. Under his employment agreement, Dr. Greene’s annualized cash incentive target is 100% of base salary. This target is adjusted based on Dr. Greene’s individual performance during the year. He can have his target cash incentive reduced to zero based on poor individual performance, or doubled based on a very strong performance. Thus, the threshold (or minimum) cash incentive award under Dr. Greene’s employment agreement is zero, and the maximum is 200% of his base salary.

For Messrs. Osborne, Campbell, Scadina and Deal, the amounts shown in these columns represent estimated threshold (or minimum), target, and maximum possible cash awards under our 2008 Management Incentive Plan. The amount an executive could receive under this plan was determined based on both the Company’s financial goal achievement and the executive’s individual performance. The Board sets goals for revenue growth and net income growth for the Company at the beginning of the fiscal year, and the Compensation Committee uses Company achievement against these goals to determine the size of a company-wide cash award pool (if any). Individual awards from this pool, to the extent there are to be any, are then based on a targeted percentage of base salary. Under the 2008 Management Incentive Plan, the annualized cash incentive target for each of these named executive officers was 50% of base salary. These targets are adjusted based on the executive’s individual performance during the year. Executives can have their target cash incentive reduced to zero based on poor individual performance, or doubled based on very strong performance. Thus, the threshold (or minimum) cash incentive award under the plan is zero for all these named executives (except for Mr. Scadina), and the maximum is 100% of base salary for each of these named executive officers. Mr. Scadina’s threshold (or minimum) of $136,500 reflects that his offer letter guaranteed him a cash incentive of at least $162,500 for the period from his hire date in fiscal 2007 through the end of fiscal 2008, and that he received a cash incentive of $26,000 for fiscal 2007. While the performance-weighted target award for each executive as applied to the available award pool dictates a directionally accurate award for such executive, the actual amounts paid to any particular executive are subject to the discretion of the Compensation Committee.

As a result of the Company’s financial performance against established goals, there were no cash incentives paid to our named executive officers for fiscal 2008 pursuant to their respective plans, except for Mr. Scadina who received a guaranteed cash incentive under the terms of his offer letter. Additional detail regarding the determination of the non-payment of cash incentives to executives for fiscal 2008, except for Mr. Scadina, under these plans is included above under “Compensation Discussion and Analysis.”

[3]	Represents the grant date fair value of each stock option or restricted stock unit, as applicable, computed in accordance with FAS 123(R).

[4]	These stock option awards vest in four equal increments on the first four anniversaries of the grant date and expire on December 17, 2014.

[5]	The Compensation Committee met on this date to approve the terms of Dr. Greene’s original employment agreement, which provides for his eligibility for an incentive award opportunity payable from 0% to 200% of his base salary, with a target equal to 100% of his annual base salary.

[6]	These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date and do not pay dividend equivalents.

[7]	This stock option award vests in four equal increments on the first four anniversaries of the grant date and expires on October 11, 2014.

[8]	The Compensation Committee met on this date to approve the terms of Mr. Scadina’s offer letter, which provides for a guaranteed cash incentive through fiscal 2008.

The stock options and restricted stock units granted to the named executive officers were granted under the 1992 LTIP and vest over four years. All stock option grants expire after seven years.

The Company is a party to employment agreements with Dr. Greene and Mr. Campbell, and an offer letter with Mr. Scadina. All such agreements and the awards described in this table are explained further in “Compensation Discussion and Analysis.”

We do not use a specific formula to determine compensation levels but instead attempt to achieve an appropriate balance between short-term cash compensation and long-term equity compensation while reflecting market competitive levels tied to role structure and the performance level of the executive officer. A number of factors, described in prior sections above, are considered in determining each compensation element. Aligning executive interests with the creation of shareholder value, equity-based incentive compensation generally represents a substantial portion of total executive compensation. While generally of lesser value than equity-based incentives, non-equity-based incentives similarly align executive interests with the creation of shareholder value due to the fact that non-equity-based incentives are funded based upon the extent to which the Company achieves targeted growth goals. For more detail on compensation, please refer to “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

							Stock Awards
										Equity	Equity
										Incentive	Incentive
										Plan	Plan
										Awards:	Awards:
	Option Awards									Number of	Market or
				Equity				Number		Unearned	Payout
				Incentive				of		Shares,	Value of
				Plan Awards:				Shares	Market	Units or	Unearned
		Number of	Number of	Number				or Units	Value of	Other	Shares,
		Securities	Securities	of Securities				of Stock	Shares or	Rights	Units or
		Underlying	Underlying	Underlying				That	Units of	That	Other
		Unexercised	Unexercised	Unexercised	Option			Have	Stock That	Have	Rights That
		Options	Options	Unearned	Exercise	Option		Not	Have Not	Not	Have Not
		(#)	(#)	Options	Price	Expiration		Vested	Vested	Vested	Vested
Name	Grant	Exercisable	Unexercisable	(#)	($)	Date	Grant	(#)	($)[1]	(#)	($)
(a)	Date	(b)	(c)	(d)	(e)	(f)	Date	(g)	(h)	(i)	(j)

Mark Greene	02/14/2007	31,250	93,750[2]	—	39.62	02/13/2014	02/14/2007	31,250[3]	720,313	—	—
	12/18/2007	—	112,500[2]	—	34.26	12/17/2014	12/18/2007	12,500[3]	288,125	—	—
	—	—	—	—	—	—	07/08/2008	15,000[3]	345,750	—	—
Charles Osborne	05/03/2004	250,000	—	—	34.07	05/02/2014	12/18/2006	6,249[5]	144,039	—	—
	08/02/2004	20,000	—	—	28.75	08/01/2014	12/18/2007	11,667[3]	268,924	—	—
	11/15/2004	22,500	7,500[2]	—	32.01	11/14/2014	07/08/2008	10,000[3]	230,500	—	—
	11/21/2005	35,000	35,000[2]	—	47.45	11/20/2012	—	—	—	—	—
	12/18/2006	6,251	18,750[2]	—	41.74	12/17/2013	—	—	—	—	—
	12/18/2007	—	35,000[2]	—	34.26	12/17/2014	—	—	—	—	—
Michael Campbell	04/25/2005	140,000	50,000[2]	—	33.61	04/24/2015	07/31/2007	7,500[3]	172,875	—	—
	11/21/2005	15,000	15,000[2]	—	47.45	11/20/2012	10/12/2007	16,667[3]	384,174	—	—
	12/18/2006	15,000	45,000[2]	—	41.74	12/17/2013	07/08/2008	10,000[3]	230,500	—	—
	10/12/2007	—	50,000[2]	—	36.20	10/11/2014	—	—	—	—	—
Mark Scadina	06/11/2007	23,750	71,250[2]	—	37.18	06/10/2014	06/11/2007	22,500[3]	518,625	—	—
	12/18/2007	—	10,000[2]	—	34.26	12/17/2014	12/18/2007	3,334[3]	76,849	—	—
	—	—	—	—	—	—	07/08/2008	10,000[3]	230,500	—	—
Richard Deal	01/16/2001	16,875	—	—	14.41	01/16/2011	12/18/2006	6,249[3]	144,039	—	—
	04/24/2001	5,061	—	—	18.07	04/24/2011	12/18/2007	8,334[3]	192,099	—	—
	11/30/2001	11,250	—	—	26.28	11/30/2011	07/08/2008	10,000[3]	230,500	—	—
	11/14/2002	16,875	—	—	25.57	11/14/2012	—	—	—	—	—
	11/17/2003	22,500	—	—	35.50	11/16/2013	—	—	—	—	—
	08/02/2004	20,000	—	—	28.75	08/01/2014	—	—	—	—	—
	11/15/2004	26,250	8,750[2]	—	32.01	11/14/2014	—	—	—	—	—
	11/21/2005	25,000	25,000[2]	—	47.45	11/20/2012	—	—	—	—	—
	12/18/2006	6,251	18,750[2]	—	41.74	12/17/2013	—	—	—	—	—
	12/18/2007	—	25,000[2]	—	34.26	12/17/2004	—	—	—	—	—

[1]	The market value of restricted stock units that have not vested were determined by multiplying the closing market price of Company stock on September 30, 2008 ($23.05) by the number of restricted stock units.

[2]	These stock option awards vest in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

[3]	These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards
	Number of		Stock Awards
	Shares	Value	Number of
	Acquired	Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	On Vesting	on Vesting
Name	(#)	($)	(#)	($)[1]
(a)	(b)	(c)	(d)	(e)
Mark Greene	—	—	10,417	261,050
Charles Osborne	—	—	22,084	812,598
Michael Campbell	—	—	2,500	55,650
Mark Scadina	—	—	7,500	170,700
Richard Deal	—	—	3,751	113,173

[1]	Equal to the number of shares vested multiplied by the closing price of the Company’s Common Stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2008

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)[1]	($)	($)[2]	($)	($)[3]
(a)	(b)	(c)	(d)	(e)	(f)

Mark Greene	49,135	—	(11,533)	—	52,961
Charles Osborne	—	—	—	—	—
Michael Campbell	—	—	—	—	—
Mark Scadina	—	—	—	—	—
Richard Deal	—	—	—	—	—

[1]	The amounts reported in this column were reported in the Summary Compensation Table as part of each individual’s compensation for the fiscal year ended September 30, 2008.

[2]	The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the most recent fiscal year because none of the earnings is considered to be “above market.”

[3]	Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years: Mark Greene, $14,808.

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan. These are considered irrevocable elections and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices chosen by the Company.

Participating employees also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then participating employees will receive their distribution on the first day of the seventh calendar month following separation from service due to any reason.

ESTIMATED CHANGE IN CONTROL OR TERMINATION BENEFITS AT 2008 FISCAL YEAR-END

The tables below quantify the estimated payments and benefits that would be provided to our named executive officers in connection with the termination of his or her employment under the circumstances indicated. In all cases, the information assumes that the triggering event occurred on the last day of fiscal 2008, and the price per share of our common stock is the closing market price as of that date (which was $23.05). The management agreements relating to change in control and other employment agreements that we have entered into with our named executive officers are described in detail elsewhere in this proxy statement under “Compensation Discussion and Analysis.”

None of the tables below reflect amounts that would be payable to our named executive officers under our Short and Long Term Disability Policies. All Fair Isaac employees are covered under these policies. For the first three months of a disability, the employee continues to receive 60% of base salary under the Short Term Disability Policy. After three months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $5,000 per month) under the Long Term Disability Policy. These payments continue as long as the employee is deemed disabled under the policy, until the employee reaches the age of 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

The tables below also exclude amounts payable in the event of death of a named executive officer to his or her named beneficiaries under a Company-provided life insurance policy. All employees are covered under this policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

Mark Greene

Termination
by Us
Without
Cause
Following a
Change in
			Termination	Control or
			by Us	by the NEO
			Without	with Good
			Cause or by	Reason
	Voluntary	Termination	NEO with	Following a
	Termination	by Us for	Good	Change in
	by NEO	Cause	Reason	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)	($)	($)	($)	($)

Value of Cash Severance	—	—	2,100,000	2,100,000	—	—	—
Value of Benefits[1]	—	—	35,456	35,456	—	—	—
Market Value of Accelerated Stock Option Awards[2]	—	—	—	—	—	—	—
Market Value of Accelerated Restricted Stock Unit Awards[3]	—	—	—	1,354,188	—	1,354,188	1,354,188
Total	—	—	2,135,456	3,489,644	—	1,354,188	1,354,188

[1]	The Company is obligated to provide benefits to Dr. Greene at existing levels for 24 months post-termination if his employment is terminated by the Company without cause or by Dr. Greene for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2008, of $23.05. None of Dr. Greene’s stock options were in-the-money at the end of fiscal 2008.

[3]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2008, of $23.05.

Charles Osborne

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
				Control or by
				the NEO with
			Termination	Good Reason
	Voluntary	Termination	by Us	Following a
	Termination	by Us For	Without	Change in
	by NEO	Cause	Cause	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)[1]	($)	($)	($)	($)

Value of Cash Severance	—	—	210,000	540,440	—	—	—
Value of Benefits[2]	—	—	8,795	17,590	—	—	—
Market Value of Accelerated Stock Option Awards[3]	—	—	—	—	—	—	—
Market Value of Accelerated Restricted Stock Unit Awards[4]	—	—	—	643,464	—	643,464	643,464
Total	—	—	218,795	1,201,494	—	643,464	643,464

[1]	The amounts shown represents the value upon a termination without cause by the Company only. Mr. Osborne is not entitled to such amounts in the event he voluntarily terminates his employment with the Company, for any reason.

[2]	The Company is obligated to provide benefits to Mr. Osborne at existing levels for 6 months post-termination if his employment is terminated by the Company without cause and for 12 months if such a termination occurs following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[3]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2008, of $23.05. None of Mr. Osborne’s stock options were in-the-money at the end of fiscal 2008.

[4]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2008, of $23.05.

Michael Campbell

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
			Termination	Control or by
			by Us	the NEO with
			Without	Good Reason
	Voluntary	Termination	Cause or by	Following a
	Termination	by Us For	NEO with	Change in
	by NEO	Cause	Good Reason	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)	($)	($)	($)	($)

Value of Cash Severance	—	—	551,840	551,840	—	—	—
Value of Benefits[1]	—	—	17,307	17,307	—	—	—
Market Value of Accelerated Stock Option Awards[2]	—	—	—	—	—	—	—
Market Value of Accelerated Restricted Stock Unit Awards[3]	—	—	—	787,549	—	787,549	787,549
Total	—	—	569,147	1,356,696	—	787,549	787,549

[1]	The Company is obligated to provide benefits to Mr. Campbell at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Campbell for good reason (whether or not such termination follows a change of control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2008, of $23.05. None of Mr. Campbell’s stock options were in-the-money at the end of fiscal 2008.

[3]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2008, of $23.05.

Mark Scadina

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
				Control or by
				the NEO with
			Termination	Good Reason
	Voluntary	Termination	by Us	Following a
	Termination	by Us For	Without	Change in
	by NEO	Cause	Cause	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)[1]	($)	($)	($)	($)

Value of Cash Severance	—	—	162,500	487,500	—	—	—
Value of Benefits[2]	—	—	8,583	17,167	—	—	—
Market Value of Accelerated Stock Option Awards[3]	—	—	—	—	—	—	—
Market Value of Accelerated Restricted Stock Unit Awards[4]	—	—	—	825,974	—	825,974	825,974
Total	—	—	171,083	1,330,641	—	825,974	825,974

[1]	The amounts shown represents the value upon a termination without cause by the Company only. Mr. Scadina is not entitled to such amounts in the event he voluntarily terminates his employment with the Company, for any reason.

[2]	The Company is obligated to provide benefits to Mr. Scadina at existing levels for 6 months post-termination if his employment is terminated by the Company without cause and for 12 months if such a termination occurs following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[3]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2008, of $23.05. None of Mr. Scadina’s stock options were in-the-money at the end of fiscal 2008.

[4]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2008, of $23.05.

Richard Deal

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
				Control or by
				the NEO with
			Termination	Good Reason
	Voluntary	Termination	by Us	Following a
	Termination	by Us For	Without	Change in
	by NEO	Cause	Cause	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)[1]	($)	($)	($)	($)

Value of Cash Severance	—	—	145,000	400,850	—	—	—
Value of Benefits[2]	—	—	7,528	15,056	—	—	—
Market Value of Accelerated Stock Option Awards[3]	—	—	—	—	—	—	—
Market Value of Accelerated Restricted Stock Unit Awards[4]	—	—	—	566,638	—	566,638	566,638
Total	—	—	152,528	982,544	—	566,638	566,638

[1]	The amounts shown represents the value upon a termination without cause by the Company only. Mr. Deal is not entitled to such amounts in the event he voluntarily terminates his employment with the Company, for any reason.

[2]	The Company is obligated to provide benefits to Mr. Deal at existing levels for 6 months post-termination if his employment is terminated by the Company without cause and for 12 months if such a termination occurs following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[3]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2008, of $23.05. None of Mr. Deal’s stock options were in-the-money at the end of fiscal 2008.

[4]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2008, of $23.05.

Equity Compensation Plan Information

	Number of
	Securities to be		Number of Securities
	Issued upon		Remaining Available
	Exercise of	Weighted Average	for Future Issuance
	Outstanding	Exercise Price of	Under Equity
Plan Category	Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders[1]	8,254,619	$34.52	9,225,099[2]
Equity compensation plans not approved by security holders[3]	305,315	$33.88	1,666,197
Total	8,559,934	$34.50	10,891,296[2]

[1]	Includes the Company’s adopted and not terminated equity compensation plans approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the LTIP; four plans acquired as part of our acquisition of Braun Consulting, Inc. (collectively referred to as the “Braun Legacy Approved Plans”); and four plans or arrangements acquired as part of our acquisition of HNC Software, Inc. (collectively referred to as the “HNC Legacy Approved Plans”). A total of 75,720 shares of Common Stock are available for future issuance under the Braun Legacy Approved Plans and a total of 922,426 shares of Common Stock are available for future issuance under the HNC Legacy Approved Plans.

Only two of the Braun Legacy Approved Plans have shares of Common Stock available for future issuance at September 30, 2008 — the Braun Consulting, Inc. 2002 Employee Long Term Stock Investment Plan, which has

69,037 shares available, and the Braun Consulting, Inc. 1999 Independent Director Stock Option Plan, which has 6,683 shares available. All Braun Legacy Approved Plans permitted the issuance of options, the exercise price of which was equal to the fair market value on the date of grant. The Braun Consulting, Inc. 2002 Employee Long Term Stock Investment Plan permits the issuance of options through April 23, 2010, while the Braun Consulting, Inc. 1999 Independent Director Stock Option Plan permits the issuance of options through August 5, 2009. Under NYSE rules, use of these plans is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the Braun acquisition. No options have been issued under either of these plans since the Company’s acquisition of Braun in November 2004, and the Company has no present plans or commitments to issue additional options under these plans.

The HNC Legacy Approved Plans and the number of shares of Common Stock available for future issuance at September 30, 2008, under each such plan are the following: 1999 Onyx Technologies Stock Plan, 880 shares; 1999 Systems/Link Corporation Option Plan, 7,553 shares; the 1999 eHNC Equity Incentive Plan, 100,743 shares; 2001 Equity Incentive Plan, 813,252 shares. Each of the HNC Legacy Approved Plans permits the issuance of options, the exercise price of which is equal to the fair market value on the date of grant. Each of the HNC Legacy Approved Plans permits the issuance of options through the tenth anniversary of the plan’s adoption. Under NYSE rules, use of HNC Legacy Approved Plans is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the HNC acquisition. No options have been issued under any of the HNC Legacy Approved Plans since the Company’s acquisition of HNC in August 2002, and the Company has no present plans or commitments to issue additional options under any of these plans.

[2]	This amount includes 2,900,105 shares available for issuance under the Company’s 1999 Employee Stock Purchase Plan.

[3]	Includes the Company’s adopted and not terminated equity compensation plans not approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the 2003 Employment Inducement Award Plan (the “EIAP”); and an individual option grant to our Chairman of the Board, Mr. Battle. For a description of the material features of the EIAP, see Note 17 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2008. Mr. Battle has 16,875 vested options outstanding, granted to him in February 2002. These shares have an exercise price equal to the fair market value on the grant date.

How can stockholders submit proposals for the 2010 Annual Meeting and otherwise?

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2010 Annual Meeting, the proposal must be received by our Corporate Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, no later than 5:00 p.m. local time on September 7, 2009, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. The Secretary will forward the substance of meaningful stockholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2010 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. If the Company gives fewer than 70 days’ notice or prior public disclosure of the scheduled meeting date, then, to be timely, the stockholder’s notice must be received no later than the earlier of (a) the close of business on the tenth day following the day on which such notice was mailed or such disclosure was made, whichever occurs first, and (b) two days prior to the scheduled meeting date.

Can I access the Proxy Material on the Internet?

Yes. The Proxy Material is located on the “Investors” page of our website at www.fairisaac.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fairisaac.com/phoenix.zhtml?c=67528&p=proxy.

May I request a copy of the Company’s Annual Report on Form 10-K?

Yes. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, Attn: Investor Relations. The Annual Report on Form 10-K is also available on the “Investors” page of our website at www.fairisaac.com.

By Order of the Board of Directors

Mark R. Scadina
Senior Vice President, General Counsel and Secretary

Dated: January 5, 2009

Please mark your votes as indicated in this example	☒

1. Election of Directors		FOR ALL NOMINEES	WITHHOLD FOR ALL NOMINEES	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

Nominees:

01 A. George Battle 02 Nicholas F. Graziano	06 William J. Lansing 07 Allan Z. Loren	☐	☐	☐	2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.	☐	☐	☐
03 Mark N. Greene	08 John S. McFarlane
04 Alex W. Hart	09 Margaret L. Taylor				3.	In their discretion upon such other business as may properly come before the meeting.
05 James D. Kirsner	10 Duane E. White
						(Note: Sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, please sign in firm name by authorized person.)
(INSTRUCTION: To WITHHOLD authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions
						I plan to attend the meeting	☐	Yes

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Dated

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
▲FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://investors.fairisaac.com/phoenix.zhtml?c=67528&p=proxy

INTERNET
http://www.proxyvoting.com/fic
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

PROXY
PROXY IS SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING FEBRUARY 3, 2009
     The undersigned hereby appoints Mark N. Greene, Mark R. Scadina and Nancy E. Fraser, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 3, 2009, or any postponement or adjournment thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 (SUBJECT TO DISCRETIONARY ALLOCATION OF VOTES BY THE PROXIES IN THE EVENT CUMULATIVE VOTING IS APPLICABLE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT) AND “FOR” PROPOSAL 2.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)
(Continued and to be marked, dated and signed, on the other side)

▲  FOLD AND DETACH HERE ▲
Each stockholder may be asked to present valid picture identification, such as driver’s license or employee identification badge, in addition to this admission ticket.
Admission Ticket
FAIR ISAAC CORPORATION
2009 ANNUAL MEETING OF STOCKHOLDERS
ADMISSION TICKET
Please present this ticket for admittance of the
stockholder(s) named on the reverse side.
Admittance will be based upon availability of seating.

NON-TRANSFERABLE